Investor:	Media:	Company:
Jennifer Beugelmans	Jennifer Saunders	Jim Klingler, CFO
jbeugelmans@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 201-5431	(818) 734-8600
Doug Sherk
dsherk@evcgroup.com
(646) 201-5447

NORTH AMERICAN SCIENTIFIC RECEIVES
NASDAQ STAFF DETERMINATION LETTER

Chatsworth, CA - October 16, 2007— North American Scientific, Inc. (Nasdaq: NASI) today announced that it received a Staff determination letter from The Nasdaq Stock Market (“Nasdaq”) dated October 15, 2007 indicating that, based on the Nasdaq Staff’s review and the materials submitted by the Company, the Nasdaq Staff has determined to deny the Company’s request for continued listing on The Nasdaq Global Market. As previously announced by the Company on September 25, 2007, the Company had received a notice from Nasdaq that the Company does not comply with the minimum $10 million stockholders’ equity requirement under Maintenance Standard 1 for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). In addition, the Company does not comply with the alternate minimum $50 million market value of listed securities requirement under Maintenance Standard 2 for continued listing on The Nasdaq Global Market, and for 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5).

As a result of the Company’s noncompliance, the Company’s common stock is subject to delisting from The Nasdaq Global Market at the opening of business on October 24, 2007 unless the Company requests a hearing with a Nasdaq Listing Qualifications Panel to appeal such delisting. The Company intends to make such an appeal. A request for a hearing will stay the delisting action pending the issuance of a written determination by a Nasdaq Listing Qualifications Panel. The Company’s common stock will remain quoted on The Nasdaq Global Market pending the outcome of the appeal under its current symbol “NASI”.

While the Company is working diligently to meet the requirements for continued listing on The Nasdaq Global Market as promptly as possible, the Company can provide no assurances that a Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing on The Nasdaq Global Market.

About North American Scientific

North American Scientific is a leader in radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera® brachytherapy seeds and SurTRAK™ needles and strands used primarily in the treatment of prostate cancer. In addition the Company plans to commercialize its ClearPath™ multi-channel catheter breast brachytherapy devices in 2007, which are the only devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to offer the more advanced form of brachytherapy for the treatment of breast cancer.   Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.